Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT OF JACK DECICCO

This AMENDMENT TO EMPLOYMENT AGREEMENT OF JACK DECICCO (“Amendment”) is entered into as of April 25, 2018 (the “Amendment Effective Date”) by and between CYS Investments, Inc., a Maryland corporation (the “Company”) and Jack DeCicco (the “Executive”).

WHEREAS, the Executive and the Company entered into that certain Employment Agreement of Kevin E. Grant (the “Employment Agreement”), dated September 1, 2011;

WHEREAS, the Severance Amount (as defined in the Employment Agreement) payable pursuant Section 8.1(b) of the Employment Agreement is a short-term deferral pursuant to Section 409A of the Internal Revenue Code (“Section 409A”) that is not subject to Section 409A;

WHEREAS, the Executive and the Company desire to amend the Employment Agreement in order to clarify when the Severance Amount (as defined in the Employment Agreement) that may become due pursuant to Section 8.1(b) of the Employment Agreement will be paid to the Executive; and

WHEREAS, following the Amendment, the Severance Amount will continue to be a short term deferral that is not subject to Section 409A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree that the Employment Agreement is hereby amended as follows, effective as of the Amendment Effective Date:

1. Section 8.1(b) of the Employment Agreement is hereby deleted and the following shall be substituted therefore:

“b. Severance Payment. The Company shall pay the Executive an amount (the “Severance Amount”) equal to one (1) times the average of the Executive’s (i) Base Salary plus (ii) the Performance Bonus earned during the shorter of (A) the three (3) fiscal years immediately preceding the year in which the termination of the Executive’s employment occurs or (B) the period of time beginning on the date of this Agreement and ending on the termination date of Executive’s employment with the Company. The Severance Amount shall be paid on the Business Day upon which the Executive’s Release (defined below) becomes effective and no longer revocable (and in no event later than March 15 of the year following the year in which the Executive terminates for Good Reason or is terminated by the Company for any reason other than Cause).”

2. A new Section 8.1(h) is hereby added to the Employment Agreement as follows:

“h. Escrow of Severance Amount. Beginning on the date of the public announcement of a transaction that, if consummated, would result in a Change in Control (a “CIC Announcement”), through the consummation of the transaction that results in a Change in Control, upon the earliest of (i) the date on which the Executive is informed that his employment with the Company, or its successor, will be terminated other than for Cause, (ii) the date on which the Executive informs the Company that he has Good Reason to terminate his employment with the Company, or its successor, and (iii) the consummation of the transaction that results in a Change in Control, the Company (the “Triggering Date”), or its successor, shall, upon the Triggering Date deliver to an escrow agent (the “Escrow Agent”) approved by the Executive, which approval shall not be unreasonably withheld, an amount in cash equal to the Severance Amount, calculated as if the Executive’s termination of employment occurred on the Triggering Date, such escrowed amount not to be accessible by the Company, its successor or any of their agents, but to remain subject to the creditors of the Company, or its successor. Upon delivery of the Severance Amount to the Escrow Agent, the Company, or its successor, and the Executive, shall provide the Escrow Agent with written instructions to automatically deliver and transfer to the Executive the Severance Amount upon the effectiveness of the Executive’s Release, and the Company, or its successor, shall take all steps necessary to cause the Escrow Agent to deliver the Severance Amount to the Executive, consistent with the requirements of Section 8.1(b). If the Executive’s employment with the Company, or its successor, is not actually terminated by the Company, or its successor, without Cause or the Executive does not terminate his employment with the Company, or its successor, for Good Reason within twelve (12) months following the Change in Control, the amount held in escrow shall be returned to the Company, or its successor. All costs associated with the provisions of this Section 8.1(h) shall be the sole responsibility of the Company, or its successor.”

3. As amended hereby, the Employment Agreement is specifically ratified and reaffirmed. This Amendment is made a part of, and is incorporated into, the Employment Agreement and is subject to all provisions therein (as amended hereby), including the notice, modification and entire agreement provisions thereof.

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Signature Page Follows]

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment to be effective for all purposes as provided above on the Amendment Effective Date.

CYS INVESTMENTS, INC.

By:	/s/ Kevin E. Grant
Kevin E. Grant, Chief Executive Officer

/s/ Jack DeCicco
Jack DeCicco

Signature Page to Amendment to Employment Agreement of Jack DeCicco